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                                                                   Exhibit 10.22
                               OPTION AGREEMENT
                               ----------------


     THIS OPTION AGREEMENT is made and entered into this 26th day of August, 1996, by and among PJ AMERICA, INC., a Delaware corporation ("PJ America"), PJ UTAH, LLC, a Utah limited liability company ("PJ Utah") and the members of PJ Utah identified on the signature page attached hereto (the "Members").

     RECITALS:

     A. PJ America is a franchisee of Papa John's International, Inc., a Delaware corporation ("Papa John's"), engaged in the pizza delivery and carryout restaurant business in the States of Alabama, Texas and Virginia.

     B. PJ Utah is a franchisee of Papa John's having the right pursuant to a Development Agreement to develop and open Papa John's pizza delivery and carryout restaurants in the State of Utah.

     C. The parties desire to enter into this Agreement to set forth the terms by which PJ America shall have the right and option, but not the obligation, to purchase all of the issued and outstanding membership interests in PJ Utah, to set forth the terms by which PJ America will manage PJ Utah, and to set forth certain other agreements between the parties, all upon the terms and conditions of this Agreement.

     AGREEMENT:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties set forth herein, the parties hereby agree as follows:

     1.  Option to Purchase Membership Interest.

         1.1 Option Grant; Exercise. Each of the Members of PJ Utah, individually, hereby grant to PJ America the right and option to purchase all their respective rights, title and interest in and to the membership interest owned or held by such members in PJ Utah (the "Company Interest"), free and clear of all claims, liens, charges and encumbrances of any nature whatsoever, at the purchase price and upon the additional terms and conditions of this Agreement (the "Option"). PJ America may exercise the Option at any time during the 12-month period commencing January 1, 1998 and expiring December 31, 1998 (the "Exercise Period"), by giving written notice to the Members of its election to do so. The Members shall not be required to sell any of their shares to PJ America unless PJ America has elected to acquire all of the Members' Company Interests.

         1.2 Purchase Price. The purchase price ("Purchase Price") for the Company Interests of each of the Members shall be an amount which equals the sum of (a) all cash or other property now or hereafter contributed or lent by such Member to the capital
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of PJ Utah, with any property contributed to be valued at the fair market value as determined in good faith by the Members (the "Invested Capital"), plus (b) the "Return on the Invested Capital" (defined below), plus (c) an amount equal to (i) $10,000 per Papa John's pizza delivery and carryout restaurant that is being operated in Utah by PJ Utah at the time of closing, multiplied by (ii) such Member's "Proportionate Share" (defined below). For purposes hereof, the "Return on Invested Capital" shall mean an amount, determined from each of the respective dates such Invested Capital is contributed or lent to PJ Utah, which equals the product of the (a) Invested Capital multiplied by (b) a yield per annum equal to the prime rate of interest as published in the Money Rates Column of The Wall Street Journal, as adjusted on the first day of each calendar quarter, from and after the date such Invested Capital was or is hereafter invested by the Member. For purposes of this Agreement, a Member's "Proportionate Share" shall mean the proportion which the Invested Capital of such Member bears to the total Invested Capital of all the Members of PJ Utah at the time of Closing.

         1.3 Development Debt. PJ America, upon exercise of the Option, shall assume and pay off at Closing all of the "Development Debt" of PJ America (as defined herein). For purposes of this Agreement, "Development Debt:" shall mean any loans or credit extended to PJ Utah to be used by PJ Utah to fund (i) the start-up expenses of PJ Utah,(ii) PJ Utah's expenses of building and developing Papa John's pizza delivery and carryout restaurants, and (iii) any operating losses of PJ Utah and all other costs and expenses associated with operation of PJ Utah. PJ America hereby expressly acknowledges that PJ Utah will incur debts of approximately $2.5 million to $4.5 million for payment of start-up expenses, expenses to open and build Papa John's pizza delivery and carryout restaurants, and funding its initial operating losses. It is a condition to the Closing of the exercise of the Option that PJ America secure the release of all members of PJ Utah from any personal guarantees on the Development Debt by paying the full amount of the Development Debt at Closing. PJ America further acknowledges that all debts and obligations of PJ Utah, except to the extent paid at closing by PJ America, will remain with PJ Utah after the Closing of the Option and, as a further condition to the Closing, PJ America will agree to idemnify and hold each of the Members harmless from and against any and all such costs, liabilities, expenses and obligations of PJ Utah, including, without limitation, the Development Debt.

         1.4 Closing. The consummation of the option transactions contemplated in this Agreement (the "Closing") shall occur on or before 30 days following the exercise of the Option. At the Closing, each Member shall execute such instruments of assignment as shall be requested by PJ America, and hereby agrees to execute and deliver all other agreements, documents and instruments, and to take such additional actions, as may reasonably be requested by PJ America, to assign, transfer and vest title in or to PJ America in all the Company Interests and to effectuate the transactions otherwise contemplated by this Agreement.

                                      -2-

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          1.5 PAYMENT OF PURCHASE PRICE. PJ America shall pay the purchase price at closing by delivery of the following:

               a. PJ America shall deliver to each of the Members cashiers' or certified checks, or immediately available funds to a bank account designated by the respective Members for receipt thereof, in an amount equal to the Purchase Price.

               b. PJ America shall delivery to the financial institutions or other creditors of PJ Utah, on behalf of PJ Utah, payment of the Development Debt in full.

     2. MANAGEMENT BY PJ AMERICA.

          2.1 ENGAGEMENT. PJ Utah hereby engages PJ America to provide PJ Utah with the services described herein, and PJ America hereby agrees to provide such services to PJ Utah, on the terms and conditions set forth in this Agreement.

          2.2 DESCRIPTION OF MANAGEMENT SERVICES. PJ America shall provide PJ Utah the following services relating to its operations: (a) oversight of the management of the operations of the Papa John's restaurants owned and operated by PJ Utah; (b) development of policies, operating plans and budgets for review and consideration of PJ Utah; (c) oversight of the development and opening of Papa John's restaurants within the State of Utah, in furtherance of PJ Utah's obligations under the development schedules (the "Development Schedules") set forth in its Area Development Agreement(s) with Papa John's; (d) implementation of accounting services and controls for store level operations, and accounting services and controls for company level operations of PJ Utah; (e) oversight over persons and firms employed, at the expense of PJ Utah, to perform legal, accounting, advertising and other professional services in connection with the operations and management of PJ Utah and its restaurants, including, without limitation, the preparation of and filing of tax returns and the preparation of financial statements and any other reports (including financial information required of PJ Utah by Papa John's) that present the financial condition and results of operations of PJ Utah; (f) negotiation of the terms of agreements, contracts, documents and instruments necessary for operation of PJ Utah and development and opening of Papa John's restaurants in furtherance of PJ Utah's Development Schedules subject, however, to review, approval and execution by PJ Utah, it being expressly acknowledged by the parties hereto that PJ America shall have no authority to bind or commit PJ Utah to any such agreement, contract, document or instrument without the express written approval of PJ Utah; (g) providing advice to and supervision over PJ Utah's executive and management personnel, including hiring, termination and employment policies affecting such personnel and all other related employment matters; and (h) providing such other services related to the foregoing that PJ Utah may reasonably request from time to time.

          2.3 TERM. The management services to be provided by PJ America pursuant to this Agreement shall commence on the date hereof and shall terminate December 31, 1998 (the "Terms"), unless sooner terminated by PJ Utah or PJ America upon 90 days advance notice to the other, without impairing in any manner the Option to PJ America set forth in Section 1.

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          2.4 SCOPE OF DUTIES. PJ America shall devote such of its time, attention and energy to the affairs and operations of PJ Utah as necessary to perform its obligations to PJ Utah hereunder to the best of its ability and at a level of competency and effectiveness consistent with its engagement as a professional management company. Nothing herein shall preclude PJ America from managing or engaging in, or possessing an interest in, any other business ventures of any nature and description, independently or with others, including, without limitation, the ownership, development and operation by PJ America or its affiliates of any Papa John's restaurants or other restaurants or activities competitive with those of PJ Utah. PJ America shall be an independent contractor and no employee of PJ America shall be deemed, merely because he or she performs work on behalf of PJ Utah, an employee of PJ Utah for any purposes whatsoever. PJ America shall be permitted to employ any reasonable means and methods which PJ America, in its sole discretion, deems necessary and appropriate to accomplish the services required of it hereunder. Notwithstanding the foregoing, PJ Utah shall at all times maintain control over the results to be accomplished by PJ America and the satisfactory performance by PJ America of its obligations hereunder. Nothing contained in this Agreement shall be deemed to create a relationship between the parties as partners, joint venturers, co-owners or that of an employer-employee.

          2.5 COMPENSATION FOR MANAGEMENT SERVICES. For the services rendered by PJ America hereunder, during the Term, PJ America shall receive a fee of $20,000 per month, payable by PJ Utah in arrears, retroactive to August 1, 1996. In addition, PJ Utah shall pay or reimburse PJ America for the direct expenses which PJ America incurs in performing services on behalf of PJ Utah, including, without limitation, cost for travel, entertainment, telephone, legal, accounting and any other costs or expenses incurred by PJ America or its employees in connection with the performances of its services under this Agreement, but excluding compensation paid to such employees and PJ America's corporate overhead. PJ America shall properly itemize and account for all such costs and expenditures to PJ Utah in accordance with PJ Utah's procedures in effect from time to time during the term. PJ America shall promptly forward to PJ Utah for payment all bills, invoices and receipts received by it for obligations arising out of goods or services contracted for or on behalf of PJ Utah.

     3. REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

          3.1 REPRESENTATIONS AND WARRANTIES OF PJ UTAH MEMBERS. Each of the Members hereby severally represents and warrants to PJ America with respect to themselves as follows:

               a. Such Member is the sole record, lawful and beneficial owner of a Company Interest in PJ Utah which such Member has received in exchange for its contribution to the initial capital of PJ Utah of the sum set forth opposite such Member's name on Exhibit A attached hereto. Such Member has a Percentage Interest in PJ Utah set forth opposite such member's name on Exhibit A attached hereto. Such member has good and valid title to such Company Interest in PJ Utah.

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          b.   The Member has full right, power, authority and capacity to execute, deliver and perform this Agreement in accordance with its terms. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by the Member in connection herewith constitutes, or will, when executed and delivered, constitute, the valid and binding obligation of the Member, enforceable against the Member in accordance with their respective terms.

          c. The Company Interest in PJ Utah of the member is, and will be on the closing date, free and clear of all claims, liens, pledges, restrictions and encumbrances.

     3.2 Representations and Warranties of PJ America. PJ America hereby represents and warrants to the Members and PJ Utah as follows:

          a. PJ America is a corporation duly organized and validly existing under the laws of the State of Delaware.

          b. PJ America has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and each and every agreement, document or instrument to be executed, delivered and performed by PJ America in connection herewith, constitutes, or will when executed and delivered, constitute, the valid and binding obligation of PJ America, enforceable in accordance with their respective terms, except that the Option shall not be binding on PJ America unless, and until, exercised by PJ America.

     3.3 Representations and Warranties of PJ Utah. PJ Utah hereby represents and warrants to PJ America as follows:

          a. PJ Utah is a limited liability company duly organized and validly existing under the laws of the State of Utah.

          b. PJ Utah has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and each and every agreement, document or instrument to be executed, delivered and performed by PJ Utah in connection herewith constitutes, or will when executed and delivered, constitute, the valid and binding obligation of PJ Utah, enforceable against PJ Utah in accordance with their respective terms.

4.   Additional Covenants of the Parties.

     4.1 Restrictions on Company Interest Transfers. From the date hereof through the Closing Date, or the earlier expiration of the Option, no Member shall sell, transfer, convey, exchange, assign or otherwise transfer any Company Interest in PJ Utah, or enter into any agreement for the sale or transfer of any Company Interest in PJ Utah, nor will any Member subject any Company Interest to any security interest, claim, equity, restriction, pledge, lien, charge or encumbrance of any nature whatsoever other than those

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provided to a financial institution or other creditor in relation to the
Development Debt. Notwithstanding the foregoing, nothing herein shall restrict the transfer of a Company Interest to an immediate family member of the Member or to a trust established for the benefit of such immediate family member; provided, that the transferee consents in form and substance satisfactory to PJ America to be bound by the terms and restrictions of this Agreement.

     4.2 Negotiations With Others. During the period from the date hereof through the Closing Date, or earlier expiration of the Option, neither PJ Utah nor any of the Members shall, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide any information (other than publicly available information) to, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, or provide any information to any person, entity or group (other than parties to this Agreement) concerning any proposal regarding a merger, consolidation, reorganization, sale of all or substantially all of the assets, sale of the outstanding capital stock or any other sale of PJ Utah in any form whatsoever.

     4.3 Actions During Option Period. From the date hereof to the expiration of the Exercise Period, unless otherwise agreed to by PJ America, PJ Utah will:

          a. not undertake any franchises for a restaurant other than a Papa John's restaurant.

          b. not admit any additional members without the prior consent and approval of such person or entity to the terms and conditions of this Agreement, in form and substance satisfactory to PJ America.

          c. not enter into any business, nor make any investment in any other corporation, association, partnership, joint venture or other business organization engaged in any business, which does not involve franchising of Papa John's restaurant; and

          d. not dispose of or encumber, or agree to dispose of or encumber, any of its properties or assets other than in the ordinary course of business;

     4.4 Notifications Pending Exercise. From the date hereof through the Closing, the parties to this Agreement will promptly notify each other party in writing if any of the representations or warranties made by such party in this Agreement becomes inaccurate or is breached, or may become inaccurate or be breached, or such party is unable to perform any agreement, covenant or condition required of such party under the terms of this Agreement.

     4.5 Access to Information. PJ Utah will provide to PJ America, and its officers, employees, attorneys, accountants and other representatives and agents, free access to all records and information relating to the business, assets, liabilities and operations of PJ Utah during the ordinary business hours of PJ Utah in order that PJ America may have full opportunity to make such investigations as it shall desire of PJ Utah to make an informed decision on the exercise of the Option granted hereby.

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                 4.6   FURTHER ACTIONS.  Each of the parties hereto agrees that
the party will at any time, and from time to time, either before or after the Closing for the purchase of the Company Interest, upon the request of the appropriate party, do execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions contemplated by this Agreement. Each of the parties hereto agrees that, during the Exercise Period, such party will not, directly or indirectly, for itself or through any other person or entity, own or operate Papa John's restaurants in the State of Utah (except through PJ Utah) or engage in any other pizza delivery and carry out restaurant business in the State of Utah. Each Member agrees that, at the Closing, to provide PJ America a non-competition agreement which will restrict competition by such Member with PJ America in any restaurant business which is competitive with the Papa John's pizza delivery and carry out restaurant business conducted by PJ Utah at the time of the Closing, for a period of five years from the Closing.

                4.7 COVENANT NOT TO COMPETE. Any Member who at Closing is not subject to a covenant not to compete with PJ America shall execute and deliver at Closing a covenant not to compete, in form and substance satisfactory to PJ America, restricting competition by such Member with PJ America in the State of Utah (but in no event shall the scope or duration of the covenant be greater than the scope and duration in the covenant that Papa John's customarily requires or individual investors in any of its franchises).

        5.      MISCELLANEOUS.

                5.1 CONFIDENTIALITY. All information furnished by one party to any of the others in connection with this Agreement or the transactions contemplated hereby shall be kept confidential by such other party (and shall be used by it only in connection with this Agreement and the transactions contemplated hereby and thereby) except to the extent that such information (i) already is known to such other party when received, (ii) thereafter becomes lawfully obtainable from other sources, or (iii) is required to be disclosed in any document filed with the SEC or any other agency of any government. In the event that the transactions contemplated by this Agreement shall fail to be consummated, each party shall have access to such confidential information other than those who have been informed of the confidential nature of such information and the covenants set forth in this Section 5.1 and who needs such access to assist the party in fulfilling its obligations under this Agreement. None of the parties to this Agreement, nor any of the officers, directors, employees, agents or representatives of any party to this Agreement, shall disclose either the terms or the existence of this Agreement to any person or entity, other than to their respective attorneys and other representatives, or to those parties.

                5.2 SEVERABILITY OF PROVISIONS. If any provisions of this Agreement or the applications thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the applica-tion of such provisions to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

                5.3 ASSIGNMENT. No party shall assign or delegate this Agreement or any rights, interests or obligations hereunder without the prior written consent of the other parties, except that PJ America may assign, in its sole discretion, any or all of its rights and interests, without the prior written consent of the other parties, to any subsidiary of PJ America. This Agreement shall be binding upon, and should inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

                5.4 WAIVER. Any party hereto may, by written notice to the other parties hereto, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or convents of the other parties contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other parties under this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall it.

                5.5 EXHIBITS. All Exhibits to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full at the place where first mentioned. The Letter Agreement pursuant to which this Agreement is adopted and executed, the Agreement and the documents, Exhibits and Schedules incorporated herein, embody the entire agreement and understanding of the parties hereto regarding its subject matter and supersedes all prior agreements.

                5.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may not be amended or supplemented by the parties except by an instrument in writing signed by all of the parties hereto.

                5.7 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for purposes of convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                5.8 GOVERNING LAW. The terms of this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Alabama.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       PJ AMERICA, INC.


                                       By:_____________________________

                                       Title:__________________________

                                               ("PJ America")

                                       PJ UTAH, LLC


                                       By:_____________________________

                                       Title:__________________________

                                               ("PJ Utah")



                                       ________________________________
                                       RICHARD F. SHERMAN


                                       ________________________________
                                       FRANK M. KEENER


                                       ________________________________
                                       STEPHEN P. LANGFORD


                                       ________________________________
                                       DOUGLAS S. STEPHENS




                                       ________________________________
                                       MARTIN T. HART

                                       ________________________________
                                       JACK A. LAUGHERY


                                       ________________________________
                                       MICHAEL J. GRISANTI


                                       ________________________________
                                       MICHAEL M. FLEISHMAN


                                       ________________________________
                                       DWAYNE HUNT


                                       ________________________________
                                       JAMES S. RIEKEL


                                       ________________________________
                                       D. ROSS DAVISON

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